Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Paul Sylvester, President and CEO
Manatron, Inc. (616) 567-2900
(paul.sylvester@manatron.com) or
Nick Thole (800) 435-9539
Seyferth Spaulding Tennyson Inc. (thole@seyferthpr.com)

MANATRON ANNOUNCES 19% INCREASE IN SOFTWARE-RELATED REVENUES
FOR FISCAL 2002'S THIRD QUARTER

          KALAMAZOO, Mich., March 14, 2002 -- Manatron, Inc. (Nasdaq: MANA), a provider of high-quality web-based and client/server systems and services and mass property revaluations for local government, today announced its financial results for its fiscal 2002 third quarter and nine months ended January 31, 2002.

          Third-quarter total net revenues were $10.1 million versus $10.3 million for last year, which included $925,000 of retention revenue that was collected from Allegheny County in that period. Excluding this nonrecurring revenue, total net revenues rose 8 percent for the third quarter. Manatron's Software Systems and Services segment maintained its solid double-digit growth in the third quarter as these revenues increased by 19 percent over the prior year. However, much of this growth was offset by the expected, cyclical decline in appraisal service revenues from the Sabre Division.

          Excluding last year's $925,000 in retention revenue, third-quarter earnings before interest, taxes, depreciation and amortization (EBITDA) of $694,885, or $0.19 per diluted share, was more than five times the EBITDA of $126,958, or $0.04 per diluted share, for last year's third quarter. Manatron continued in the third quarter to have an unusually high effective tax rate, which primarily resulted from nondeductible goodwill amortization of $122,000. This led to net income of $38,396, or $0.01 per diluted share, on pretax income of $145,396.

          For the nine months ended January 31, 2002, total net revenues were $29.7 million, three percent higher than the amount reported for last year's nine months, excluding the Allegheny County retention revenue. Software Systems and Services revenues increased 16 percent. EBITDA for the nine months ended January 31, 2002, was $1.9 million, or $0.52 per diluted share, more than three times the EBITDA of $536,004, or $0.15 per diluted share, for the first nine months of last year. Net income for fiscal 2002's nine months was $76,491, or $0.02 per diluted share, a reversal from the net loss of $980,493, or $0.28 per diluted share, for fiscal 2001's first nine months.

          Paul Sylvester, President and CEO of Manatron, Inc., commented, "We are pleased with our third-quarter and year-to-date results, as they reflect significant progress over last year. If you exclude the $925,000 of retention revenue last year, the nine-month comparisons are even better as Manatron would have reported for last year's first nine months a loss before interest, taxes, depreciation and amortization of $388,996, or $0.11 per diluted share, and a net loss of $1.6 million, or $0.45 per diluted share. Furthermore, given the recessionary period in the U.S., especially in the technology sector, I am pleased that we have been able to grow revenues and profits while many other companies are cutting back.

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Manatron, Inc. /page 2

          "We also have seen continuous improvement in our balance sheet during this year. Working capital has increased more than 70 percent to $3.8 million at the end of the third quarter from $2.2 million a year ago. Also our net cash position--cash less debt--was $2.0 million as of January 31, 2002, compared with $3.6 million in debt a year ago. This represents a $5.6 million positive swing in our net cash position. These balance sheet improvements will allow us to continue to re-invent our company, to invest in our new software products and to position ourselves for the next wave of growth in our market.

          "Our vision is to be the leading provider of property products and services to local government, and, while the results may not yet fully reflect this, we are starting to be noticed in our market and have a lot of opportunity to significantly increase our business.

          "Regarding our Sabre Appraisal Division, we can report some progress in our initiatives to restore the division to profitability. Problems with several of the projects in the Northeast have been addressed, and those projects are nearing completion. Also, we have closed our reappraisal office in Rhode Island, which served as our base of operations in the Northeast. This will allow us to focus on more profitable projects in Ohio and surrounding states. However, progress has not come without its struggles, and we still have a few projects with unresolved issues. Nonetheless, we have set aside what we believe is the necessary reserves to minimize any future financial impact of these issues. Going forward though, with these initiatives and an anticipated upswing in the demand cycle for reappraisal work in Ohio, we expect the Sabre Appraisal Division to return to profitability again in fiscal 2003," Sylvester concluded.

          Manatron, Inc. designs, develops, markets and supports a family of web-based and client/server application software products for county, city and township government. Manatron's products support back-office processes for government agencies as well as "Virtual Courthouse" needs providing Internet access to information for industry professionals and the public. Manatron also provides mass appraisal services, assessing residential, commercial and other types of properties to ensure updated and equitable property valuations. Manatron currently serves over 1,600 customers in 31 states and three Canadian provinces. Information about Manatron, Inc. is available at the Company's site on the World Wide Web at http://www.manatron.com.

Safe Harbor Statement:

The information provided in this news release may include forward-looking statements relating to future events, such as the development of new products, the commencement of production, or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the rate of growth of the local government appraisal industry, increased competition in the industry, delays in developing and commercializing new products, adequacy of financing and other factors described in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.

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Manatron, Inc. /page 3

MANATRON, INC. AND SUBSIDIARY
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended January 31,		Nine Months Ended January 31,
	2002	2001	2002	2001
Net Revenues	$10,132,544	$10,285,603	$29,706,975	$29,714,360
Cost of Revenues	6,331,175	6,678,873	18,811,660	20,357,928
Gross Profit	3,801,369	3,606,730	10,895,315	9,356,432
Selling, General & Admin. Expenses	3,674,194	3,153,252	10,639,672	10,601,527
Operating Income (Loss)	127,175	453,478	255,643	(1,245,095)
Other Income (Expense), Net	18,221	(101,498)	20,848	(205,398)
Pretax Income (Loss)	145,396	351,980	276,491	(1,450,493)
Federal Income Tax Expense (Credit)	107,000	120,000	200,000	(470,000)
Net Income (Loss)	$38,396	$231,980	$76,491	$(980,493)
Basic Earnings (Loss) Per Share	$0.01	$0.07	$0.02	$(0.28)
Diluted Earnings (Loss) Per Share	$0.01	$0.06	$0.02	$(0.28)
Basic Weighted Average Shares	$3,611,816	$3,492,616	$3,591,016	$3,477,481
Diluted Weighted Average Shares	$3,719,070	$3,612,838	$3,703,061	$3,477,481

BALANCE SHEET HIGHLIGHTS As of January 31, 2002

Current Assets	$19,450,004	Current Liabilities	$15,642,749
Net Property & Equipment	2,496,894	Deferred Income Taxes	30,000
Other Assets	5,267,048	Shareholders' Equity	11,541,197

Total Assets	$27,213,946	Total Liabilities and Equity	$27,213,946

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